Exhibit 99.1

13215 Bee Cave Pkwy, Suite B-300, Austin, Texas 78738
Telephone: (512) 538-2300 Fax: (512) 538-2333
www.shpreit.com

NEWS RELEASE

Summit Hotel Properties Closes Expanded $600 Million Unsecured Credit Facility

Facility Size Increased $150 Million with Extended Maturity Dates, Reduced Borrowing Costs,

Enhanced Flexibility, and Expanded Bank Group

Austin, Texas, December 10, 2018 - - - Summit Hotel Properties, Inc. (NYSE: INN) (the “Company”) today announced that it had successfully closed on a new $600 million unsecured credit facility. The increased credit facility is comprised of a $400 million unsecured revolving line of credit and a $200 million unsecured term loan and replaces the Company’s existing $450 million unsecured credit facility.

“We are thrilled with the successful closing of our new credit facility and appreciative of the continued support of our bank group,” said Jonathan P. Stanner, Executive Vice President and Chief Financial Officer. “With the closing of the new credit facility and the expected repayment of $107 million of secured debt prior to year-end, both our balance sheet and maturity ladder will be enhanced with a weighted-average maturity of more than five years and no meaningful debt maturities until late 2022.”

The $400 million revolving line of credit matures in March 2023 and can be extended to March 2024 at the Company’s option, subject to certain conditions. The $200 million term loan matures in April 2024. The new credit facility includes an accordion feature that will allow the Company to request additional lender commitments up to a total of $900 million. The interest rate on the credit facility is based on a pricing grid ranging from 135 basis points to 210 basis points plus LIBOR for the $200 million term loan and 140 basis points to 215 basis points plus LIBOR for the $400 million revolving line of credit, depending upon the Company’s leverage ratio.

The new $200 million term loan was fully drawn at closing and proceeds were used to retire the former $450 million credit facility. At closing, there was $15 million outstanding on the new $400 million revolving line of credit and the Company currently has 49 hotels, equal to 71% of the total portfolio hotel EBITDA, which are deemed to be unencumbered assets supporting the new credit facility.

The credit facility was arranged by Deutsche Bank Securities Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Regions Capital Markets, and U.S. Bank National Association as Joint Lead Arrangers. Deutsche Bank AG New York Branch will serve as the Administrative Agent while Bank of America, N.A., Regions Bank, and U.S. Bank National Association will serve as Syndication Agents. KeyBank National Association, PNC Bank, and Royal Bank of Canada will serve as Documentation Agents with Raymond James Bank, N.A., Branch Banking and Trust Company, Capital One, National Association, and BMO Harris Bank, N.A. as participating Lenders.

About Summit Hotel Properties

Summit Hotel Properties, Inc. is a publicly-traded real estate investment trust focused on owning premium-branded hotels with efficient operating models primarily in the Upscale segment of the lodging industry. As of December 10, 2018, the Company’s portfolio consisted of 77 hotels with a total of 11,659 guestrooms located in 26 states.

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For additional information, please visit the Company’s website, www.shpreit.com, and follow on Twitter at @SummitHotel_INN.

Contact:

Adam Wudel

SVP – Finance & Capital Markets

Summit Hotel Properties, Inc.

(512) 538-2325

Forward-Looking Statements

This press release contains statements that are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, pursuant to the safe harbor provisions of the Private Securities Reform Act of 1995. Forward-looking statements are generally identifiable by use of forward-looking terminology such as “may,” “will,” “should,” “potential,” “intend,” “expect,” “seek,” “anticipate,” “estimate,” “approximately,” “believe,” “could,” “project,” “predict,” “forecast,” “continue,” “plan,” “likely,” “would,” or other similar words or expressions. Forward-looking statements are based on certain assumptions and can include future expectations, future plans and strategies, financial and operating projections or other forward-looking information. Forward-looking statements are subject to various risks and uncertainties, not all of which are known to the Company and many of which are beyond the Company’s control, which could cause actual results to differ materially from such statements. These risks and uncertainties include, but are not limited to, the state of the U.S. economy, supply and demand in the hotel industry and other factors as are described in greater detail in the Company’s filings with the Securities and Exchange Commission (“SEC”). Unless legally required, the Company disclaims any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

For information about the Company’s business and financial results, please refer to the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections of the Company’s Annual Report on Form 10-K for the year ended December 31, 2017 filed with the SEC, and its quarterly and other periodic filings with the SEC. The Company undertakes no duty to update the statements in this release to conform the statements to actual results or changes in the Company’s expectations.

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